Exhibit (n)

PIMCO FUNDS

ELEVENTH AMENDED AND RESTATED MULTI-CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940

Effective Date (April 1, 2012)

WHEREAS, the Board of Trustees of the PIMCO Funds (the “Trust”) have considered the following Eleventh Amended and Restated Multi-Class Plan (the “Plan”) under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board of Trustees of the Trust desires to amend and restate the Plan to revise those sections of the Plan describing the Trust’s distribution and servicing arrangements in order to conform the Plan to modifications to such arrangements;

WHEREAS, a majority of the Trustees of the Trust and majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, of the Trust (“Independent Trustees”) have found the Plan, as proposed, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole; and

NOW, THEREFORE, the Trust hereby approves and adopts the following revised Plan pursuant to Rule 18f-3 under the 1940 Act.

1. FEATURES OF THE CLASSES

Each now existing and hereafter created series (each a “Fund”) of the Trust is authorized to issue from time to time its shares of beneficial interest in up to nine classes: Class A shares, Class B shares, Class C shares, Class D shares, Class M shares, Class P shares, Class R shares, Institutional Class shares and Administrative Class shares. Each class is subject to such investment minimums, sales charges and other conditions of eligibility as are set forth in the Trust’s prospectus(es) as from time to time in effect (together with the Trust’s statement(s) of additional information as from time to time in effect, the “Prospectus”). Each Fund may offer such classes of shares to such classes of persons as are set forth in the Prospectus.

Shares of each class of a Fund shall represent an equal pro rata interest in such Fund, and, generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 3 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

In addition, the Class A, Class B, Class C, Class D, Class M, Class P, Class R, Institutional Class and Administrative Class shares shall have the features described in Sections 2, 3 and 4 below. These features are subject to change, to the extent permitted by law and by the Amended and Restated Declaration of Trust and By-Laws of the Trust, by action of the Board of Trustees of the Trust.

2.	SERVICE, DISTRIBUTION AND SUPERVISORY AND ADMINISTRATIVE FEES

(a) Service and Distribution Fees. Class A, Class B, Class C and Class R shares each pay the principal distributor of the Trust’s shares (the “Distributor”) fees for services rendered and expenses borne in connection with personal services rendered to shareholders of the particular class and the maintenance of shareholder accounts (“Service Fees”). Class A, Class B, Class C and Class R shares of a Fund pay a Service Fee of up to 0.25% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. In addition, Class B, Class C and Class R shares pay the Distributor fees in connection with the distribution of shares of that class (“Distribution Fees”). Class B and Class C shares of a Fund pay a Distribution Fee of up to 0.75% per annum of the average daily net assets of such Fund attributable to the particular class, as described in the Prospectus. Class R shares of a Fund pay a Distribution Fee of up to 0.25% per annum of the average daily net assets of such Fund attributable to the particular class, as described in the Prospectus. Class A Service Fees and Class B, Class C and Class R Distribution and Service Fees (together such Services Fees and Distribution Fees, the “12b-1 Fees”) are paid pursuant to separate plans adopted for each class pursuant to Rule 12b-1 under the 1940 Act (“12b-1 Plans”).

The Trust has adopted a distribution and servicing plan (the “Class D Distribution and Servicing Plan”) with respect to the Class D shares of a Fund. The plan has been adopted in accordance with the requirements of Rule 12b-1 and will be administered accordingly. Under the terms of the plan, the Trust pays the Distributor, out of the Class D assets of a Fund, up to 0.25% on an annual basis of the average daily net assets of that class (“Class D Fees”), for services rendered and expenses borne in connection with distribution, shareholder and/or other services to Class D shareholders.

The Trust has adopted a distribution and servicing plan (the “Administrative Class Distribution and Servicing Plan”) with respect to the Administrative Class shares of a Fund. The plan has been adopted in accordance with the requirements of Rule 12b-1 and will be administered accordingly. Under the terms of the plan, the Trust pays the Distributor, out of the Administrative Class assets of a Fund, up to 0.25% on an annual basis of the average daily net assets of that class (“Administrative Class Fees”), for services rendered and expenses borne in connection with distribution, shareholder and/or other services rendered to Administrative Class shareholders.

The Trust has not adopted an administrative services plan or a distribution plan with respect to Institutional Class, Class M or Class P shares of the Funds. However, Institutional Class, Class M or Class P shares may be offered through certain brokers and financial intermediaries (“service agents”) that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities. Service agents may impose additional or different conditions on the purchase or redemption of Institutional Class, Class M or Class P shares of the Funds and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

(b) Supervisory and Administrative Fees. Each class of shares of a Fund, other than the Private Account Portfolio Series: Short-Term Floating NAV Portfolio, pays Pacific Investment Management Company LLC (the “Administrator” or “PIMCO”) fees for supervisory and administrative services (“Supervisory and Administrative Fees”) pursuant to a Supervision and Administration Agreement with the Trust (the “Supervision and Administration Agreement”). Under the Supervision and Administration Agreement, the Administrator provides or procures administrative and other services such as custody, transfer agency, accounting, legal and printing services. The Supervisory and Administrative Fee rates payable by each class of shares are set forth in the Prospectuses.

3.	ALLOCATION OF INCOME AND EXPENSES

(a) Class A, Class B, Class C, Class D, Class M, Class P, Class R and Administrative Class shares pay the expenses associated with their different distribution and shareholder servicing arrangements. All classes pay their respective Supervisory and Administrative Fees. Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses (together with 12b-1 Fees, Class D Fees, Administrative Class Fees and Supervisory and Administrative Fees, “Class Expenses”), not including advisory fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that class, or if the class received services of a different kind or to a different degree than other classes.

(b) The net asset value of all outstanding shares representing interests in a Fund shall be computed on the same days and at the same time. For purposes of computing net asset value, the gross investment income of each Fund shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day adjusted for capital share activity for each class as of the prior day as reported by the Fund’s transfer agent, for non-daily dividend Funds; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Funds. Realized and unrealized gains and losses for each class will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class of the prior day, as reported by the Fund’s transfer agent. To the extent practicable, certain expenses, (other than Class Expenses as defined above, which shall be allocated more specifically), shall be allocated to each class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund’s transfer agent, for non-daily dividend Funds; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Funds. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

(1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Corporate Level Expenses”); and

(2) Expenses incurred by a particular Fund but not attributable to any particular class of such Fund’s shares (‘Fund Expenses”).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses shall be allocated between the classes of shares based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund’s transfer agent, for non-daily dividend Funds; and based on the relative value of settled shares adjusted for receipt of settled AM wires (if applicable) at the beginning of the day for daily-dividend Funds. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

4.	EXCHANGE PRIVILEGES

Shareholders may exchange shares of one class of a Fund for shares of an identical class of any other Fund of the Trust or an identical class of any series of PIMCO Equity Series, an affiliated open-end management investment company managed by PIMCO, based upon each Fund’s net asset value per share, except only private account clients of PIMCO and certain registered investment companies and other funds advised or sub-advised by PIMCO, may purchase shares of the Private Account Portfolio Series.

Shareholders may exchange Class M shares of a Fund for Institutional Class shares of any other Fund of the Trust or Institutional Class shares of any series of PIMCO Equity Series, based upon each Fund’s net asset value per share.

In addition, shares of one class of a Fund may be exchanged, at the shareholder’s option, for shares of another class of the same Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the Prospectus and subject to the terms and conditions (including the imposition or waiver of any sales charge or CDSC) set forth in the Prospectus, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange.

5.	CONVERSION FEATURES

Class B shares of a Fund purchased on or before December 31, 2001 automatically convert to Class A shares of the same Fund after they have been held for 7 years, and thereafter are subject to the lower fees charged to Class A shares. Class B shares purchased after December 31, 2001 automatically convert to Class A shares of the same Fund after they have been held for 8 years. In this regard, if the Class A shareholders approve any material increase in expenses allocated to that class (including 12b-1 Fees) without the approval of the Class B shareholders, the Trust will establish a new class of shares, into which Class B shares would convert, on the same terms as those that applied to Class A shares before such increase. There are currently no other automatic conversion features among the classes.

6.	DIVIDENDS/DISTRIBUTIONS

Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the Prospectus.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder, of another Fund or a series of PIMCO Equity Series, at net asset value of such Fund or series, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

7.	WAIVER OR REIMBURSEMENT OF EXPENSES

Expenses may be waived or reimbursed by any adviser, sub-adviser, principal underwriter, or other provider of services to the Trust without the prior approval of the Trust’s Trustees.

8.	EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees. When this Plan takes effect, it shall supersede all previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

9.	MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in section 8 above.

10.	LIMITATION OF LIABILITY

The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Administrator or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such rights or claims, and not to any Trustee or shareholder.

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